UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2012

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Broadway Financial Corporation (“Company”), parent company of Broadway Federal Bank, f.s.b. (“Bank”) announced in a press release dated February 1, 2012 that Mr. Wayne-Kent A. Bradshaw, age 65, has been promoted to President and Chief Executive Officer of the Company and the Bank, effective January 27, 2012. Mr. Bradshaw has served as the President and Chief Operating Officer of the Company and the Bank since joining the Company in February 2009. Previously, he was Regional President and National Manager for Community and External Affairs at Washington Mutual Bank. His prior experience included service as President and Chief Executive Officer of Family Savings Bank and Founders National Bank, and as Chief Deputy Superintendent for the California State Banking Department

Mr. Bradshaw’s annual base salary will increase from $210,000 to $275,000.

Mr. Paul C. Hudson will continue to serve as Chairman of the Company and the Bank, with day-to-day responsibilities. Mr. Hudson’s annual base salary as Chairman will be $225,000.

Approvals of the management changes have been received from the Federal Reserve Board and the Office of the Comptroller of the Currency (the “OCC”) as required by the cease and desist orders to which the Company and the Bank are subject. The OCC approval states that it is an interim approval. The Company expects to receive final approval for the changes from the OCC in March.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release, dated February 1, 2012, announcing Mr. Wayne-Kent A. Bradshaw’s promotion to President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION
(Registrant)

Date: February 1, 2012	By	/s/ Sam Sarpong
Sam Sarpong
Chief Financial Officer